Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-263468, 333-213436, and 333-252295) on Form S-8 of our report dated February 22, 2023, except for retrospective adjustments to present the Qualtrics disposal group as discontinued operations as described in Note D.1 and the changes resulting from the Updated Cost Allocation Policy described in Note IN.1, with respect to the consolidated financial statements of SAP SE.

/s/ KPMG AG Wirtschaftsprüfungsgesellschaft

Mannheim, Germany

February 29, 2024